                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER:          3235-0145
                                                  EXPIRES:      OCTOBER 31, 1997
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE.......14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 7 )*


                            Advance Financial Bancorp
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    007437106
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 August 9, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                          EXHIBIT INDEX LOCATED ON PAGE         SEC 1746 (12-91)
                                                        ----

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 2 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     37,500
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        37,500
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               37,500
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.0%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 3 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     34,230
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        34,230
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               34,230
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.7%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     3,100
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        3,100
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,100
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 5 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     10,000
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        10,000
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.1%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 6 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     5,190
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        5,190
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,190
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 7 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     15,940
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        15,940
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               15,940
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.7%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 8 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     3,270
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        3,270
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,270
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 007437106                                           PAGE 9 OF 13 PAGES
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
       NUMBER OF

        SHARES            ------------------------------------------------------
                             8    SHARED VOTING POWER
     BENEFICIALLY
                                     37,500
       OWNED BY
                          ------------------------------------------------------
         EACH                9    SOLE DISPOSITIVE POWER

      REPORTING
                          ------------------------------------------------------
        PERSON              10    SHARED DISPOSITIVE POWER

         WITH                        37,500
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               37,500
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.0%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 7 to Schedule 13D relating to Advance Financial Bancorp is being filed on behalf of the undersigned to amend the Schedule 13D dated August 22, 1997, Amendment No. 1 to the Schedule 13D dated January 21, 1998, Amendment No. 2 to the Schedule 13D dated February 3, 1998, Amendment No. 3 to the Schedule dated February 26, 1998, Amendment No. 4 to the Schedule 13D dated December 21, 1998, Amendment No. 5 to the Schedule 13D dated January 8, 2001 and Amendment No. 6 to the Schedule 13D dated February 5, 2001 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $39,534, $66,756, $127,700, $198,839 and $42,510, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 932,285 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as of the close of business on August 9, 2001:

  (i) MP beneficially owned 3,100 shares of Common Stock, constituting approximately 0.3% of the shares outstanding.

  (ii) MPII beneficially owned 10,000 shares of Common Stock, constituting approximately 1.1% of the shares outstanding.

  (iii) MHF beneficially owned 5,190 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

  (iv) MHFII beneficially owned 15,940 shares of Common Stock, constituting approximately 1.7% of the shares outstanding.

  (v) MO beneficially owned 3,270 shares of Common Stock, constituting approximately 0.3% of the shares outstanding.

  (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 3,100 shares owned by MP, the 5,190 shares owned by MHF, the 10,000 shares owned by MPII, the 15,940 shares owned by MHFII and the 3,270 shares owned by MO, or an aggregate of 37,500 shares of Common Stock, constituting approximately 4.0% of the shares outstanding.

  (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 3,100 shares owned by MP, the 5,190 shares owned by MHF, the 10,000 shares owned by MPII, and the 15,940 shares owned by MHFII, or an aggregate of 34,230 shares of Common Stock, constituting approximately 3.7% of the shares outstanding.

  (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 3,100 shares owned by MP, the 5,190 shares owned by MHF, the 10,000 shares owned by MPII, the 15,940 shares owned by MHFII and the 3,270 shares owned by MO, or an aggregate of 37,500 shares of Common Stock, constituting approximately 4.0% of the shares outstanding.

  (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 37,500 shares of Common Stock, constituting approximately 4.0% of the shares outstanding.

  (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to August 9, 2001, MP effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
           Date         Action      of Shares      per Share
           ----         ------      ---------      ---------
         08/09/01        Sold         1,000          $13.90

         During the sixty days prior to August 9, 2001, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
           Date         Action      of Shares      per Share
           ----         ------      ---------      ---------
         08/09/01        Sold         1,700          $13.90


         During the sixty days prior to August 9, 2001, MPII effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
           Date         Action      of Shares      per Share
           ----         ------      ---------      ---------
         08/09/01        Sold         3,400          $13.90


         During the sixty days prior to August 9, 2001, MHFII effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
           Date         Action      of Shares      per Share
           ----         ------      ---------      ---------
         08/09/01        Sold         5,300          $13.90


         During the sixty days prior to August 9, 2001, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
           Date         Action      of Shares      per Share
           ----         ------      ---------      ---------
         08/09/01        Sold         1,100          $13.90


(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 16, 2001

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By:     Sandler O'Neill Asset
        Management LLC

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------        ------------------------------------
        Terry Maltese                            Terry Maltese
        President                                President


SOAM Holdings, LLC                          Terry Maltese


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President